Term Sheet No. 2385BK
To underlying supplement No. 1 dated October 1, 2012,
product supplement BK dated October 5, 2012,
prospectus supplement dated September 28, 2012,
prospectus dated September 28, 2012 and
prospectus addendum dated December 24, 2014
Registration Statement No. 333-184193 Dated March 16, 2015; Rule 433

$    High/Low Coupon Knock-Out Securities Linked to the Least Performing of the SPDR® S&P MidCap 400® ETF, the Russell 2000® Index and the S&P 500® Index due April 1, 2020

General
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The securities are designed for investors who seek a return linked to the least performing of the SPDR® S&P MidCap 400® ETF (the “Fund”), the Russell 2000® Index and the S&P 500® Index (collectively the “Indices,” and together with the Fund, each, an “Underlying”). In addition, investors will receive a variable Coupon on each annual Coupon Payment Date accrued at a higher or lower Coupon rate depending on whether a Coupon Barrier Event occurs on the corresponding Observation Date. A Coupon Barrier Event occurs if the Closing Level of any Underlying is less than its Initial Level on the applicable Observation Date. If a Coupon Barrier Event has not occurred, for each $1,000 Face Amount of securities, investors will receive on the related Coupon Payment Date a Coupon of between $91.00 and $97.00 (the “High Coupon”), reflecting a Coupon rate of between 9.10% and 9.70% per annum (to be determined on Trade Date). If a Coupon Barrier Event has occurred, for each $1,000 Face Amount of securities, investors will receive on the related Coupon Payment Date a Coupon of $40.00 (the “Low Coupon”), reflecting a Coupon rate of 4.00% per annum.

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A Knock-Out Event occurs if the Closing Level of any Underlying is less than its respective Knock-Out Level (75.00% of its Initial Level) on the Final Valuation Date. If a Knock-Out Event has not occurred, for each $1,000 Face Amount of securities, investors will receive the Face Amount at maturity. However, if a Knock-Out Event has occurred, investors will be fully exposed to the negative Underlying Return of the least performing Underlying, which we refer to as the “Laggard Underlying,” and investors will lose a significant portion or all of their investment (excluding any Coupon payments). Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due April 1, 2020
•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof
•	The securities are expected to price on or about March 27, 2015 (the “Trade Date”) and are expected to settle on or about April 1, 2015 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlyings:	Underlying	Ticker Symbol	Initial Level*	Knock-Out Level*
	SPDR® S&P MidCap 400® ETF	MDY		75.00% of the Initial Level
	Russell 2000® Index	RTY		75.00% of the Initial Level
	S&P 500® Index	SPX		75.00% of the Initial Level
*The actual Initial Levels and Knock-Out Levels will be set on the Trade Date.
Coupon:	The Coupon payment you receive on each annual Coupon Payment Date will be determined as follows:
•      If a Coupon Barrier Event occurs on any Observation Date, you will receive a Coupon payment per $1,000 Face Amount of securities equal to the High Coupon on the related Coupon Payment Date.
•      If a Coupon Barrier Event does not occur on any Observation Date, you will receive a Coupon payment per $1,000 Face Amount of securities equal to the Low Coupon on the related Coupon Payment Date.
High Coupon payments are not guaranteed.  If  a Coupon Barrier Event occurs on any Observation Date, you will not receive the High Coupon on the related Coupon Payment Date.  If a Coupon Barrier Event occurs on each Observation Date during the term of the securities, you will receive payment of the Low Coupon on each Coupon Payment Date.

(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 2 of the accompanying prospectus addendum, “Risk Factors” beginning on page 9 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-8 of this term sheet.
The Issuer’s estimated value of the securities on the Trade Date is approximately $952.90 to $972.90 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page TS-1 of this term sheet for additional information.
By acquiring the securities, you will be bound by, and deemed to consent to, the imposition of any Resolution Measure (as defined below) by our competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures” on page TS-2 of this term sheet for more information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, prospectus supplement, prospectus or prospectus addendum. Any representation to the contrary is a criminal offense.
	Price to Public	Maximum Discounts and Commissions(1)	Minimum Proceeds to Us
Per Security	$1,000.00	$0.00	$1,000.00
Total	$	$	$
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet. Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. Investors that purchase and hold the securities in fee-based accounts may be charged fees based on the amount of assets held in those accounts, including the securities.

The agent for this offering is our affiliate. For more information, see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Deutsche Bank Securities

March 16, 2015

(Key Terms continued from previous page)
Coupon Barrier Event:	A Coupon Barrier Event occurs with respect to an Observation Date if the Closing Level of any Underlying is less than its Initial Level on such Observation Date.
High Coupon:	$91.00 - $97.00 (accrued at 9.10% - 9.70% per annum). The actual High Coupon will be determined on the Trade Date.
Low Coupon:	$40.00 (accrued at 4.00% per annum)
Payment at Maturity:	Any payment you receive at maturity (excluding any Coupon payment) will be determined as follows:

•      If a Knock-Out Event does not occur on the Final Valuation Date, you will receive a cash payment per $1,000 Face Amount of securities equal to the Face Amount.
•      If a Knock-Out Event occurs on the Final Valuation Date, you will receive a cash payment per $1,000 Face Amount of securities equal to the Face Amount plus the product of the Face Amount and the Underlying Return of the Laggard Underlying.
If a Knock-Out Event occurs, the Underlying Return of the Laggard Underlying will be negative and, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your initial investment (excluding any Coupon payments). Any payment at maturity is subject to the credit of the Issuer.

Laggard Underlying:
The Underlying with the lowest Underlying Return on the Final Valuation Date. If the calculation agent determines that any two or all three of the Underlyings have equal lowest Underlying Returns, then the calculation agent will, in its sole discretion, designate one of such Underlyings as the Laggard Underlying.

Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:
Final Level – Initial Level
Initial Level
Knock-Out Event:	A Knock-Out Event occurs if the Closing Level of any Underlying is less than its Knock-Out Level on the Final Valuation Date.
Knock-Out Level:	For each Underlying, 75.00% of the Initial Level of such Underlying, as set forth in the table above
Initial Level:	For each Underlying, the Closing Level of such Underlying on the Trade Date, as set forth in the table above
Final Level:	For each Underlying, the Closing Level of such Underlying on the Final Valuation Date
Closing Level:
For the Fund, the closing pricing of one share of the Fund on the relevant date of calculation multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.
For each Index, the closing levels of such Index on the relevant date of calculation.

Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
Coupon Payment Dates1, 2, 4:	The Coupon will be paid annually in arrears on the third business day following each Observation Date and, in the case of the final Observation Date, on the Maturity Date.
Observation Dates3, 4:	March 28, 2016, March 27, 2017, March 27, 2018, March 27, 2019 and March 27, 2020 (the Final Valuation Date).
Trade Date4:	March 27, 2015
Settlement Date4:	April 1, 2015
Final Valuation Date3, 4:	March 27, 2020
Maturity Date2, 4:	April 1, 2020
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	2515A1MZ1
ISIN:	US2515A1MZ12
1 If the Maturity Date is postponed, the Coupon due on the Maturity Date will be paid on the Maturity Date as postponed, with the same force and effect as if the Maturity Date had not been postponed, but no additional Coupon will accrue or be payable as a result of the delayed payment.
2 If, due to a market disruption event occurring with respect to an Underlying or otherwise, an Observation Date or the Final Valuation Date for the Underlying is postponed, the scheduled Coupon Payment Date or Maturity Date, as applicable, will be the third business day following the last Observation Date or Final Valuation Date, as postponed, to occur for the Underlyings. In addition, the Maturity Date is subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
3 The Observation Dates (including the Final Valuation Date) for each Underlying will be separately adjusted in accordance with the provisions set forth under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
4 In the event that we make any change to the expected Trade Date or Settlement Date, the Observation Dates (including the Final Valuation Date) and Maturity Date may be changed so that the stated term of the securities remains the same.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures

On May 15, 2014, the European Parliament and the Council of the European Union published a directive for establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “SAG”), which went into effect on January 1, 2015. SAG may result in the securities being subject to any Resolution Measure by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the securities, you will be bound by and deemed to consent to the provisions set forth in the accompanying prospectus addendum, which we have summarized below.

By acquiring the securities, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the securities may be subject to the powers exercised by our competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the securities; (ii) convert the securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) apply any other resolution measure, including (but not limited to) any transfer of the securities to another entity, the amendment of the terms and conditions of the securities or the cancellation of the securities. We refer to each of these measures as a “Resolution Measure.”

Furthermore, by acquiring the securities, you:

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are deemed irrevocably to have agreed, and you will agree: (i) to be bound by any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purpose of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

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waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the securities; and

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will be deemed irrevocably to have (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the securities and (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any participant in DTC or other intermediary through which you hold such securities to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the securities as it may be imposed, without any further action or direction on your part or on the part of the trustee, paying agent, issuing agent, authenticating agent, registrar or calculation agent.

This is only a summary, for more information please see the accompanying prospectus addendum dated December 24, 2014, including the risk factor “The securities may be written down, be converted or become subject to other resolution measures. You may lose part or all of your investment if any such measure becomes applicable to us” on page 2 of the prospectus addendum.

Additional Terms Specific to the Securities

You should read this term sheet together with underlying supplement No. 1 dated October 1, 2012, product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part, the prospectus dated September 28, 2012 and the prospectus addendum dated December 24, 2014. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at. www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

•	Product supplement BK dated October 5, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005314/crt_dp33259-424b2.pdf

•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

•	Prospectus addendum dated December 24, 2014:
http://www.sec.gov/Archives/edgar/data/1159508/000095010314009034/crt_52088.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying product supplement and prospectus addendum, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Payment at Maturity and Coupon Payments on the Securities

The tables and hypothetical examples set forth below illustrate the hypothetical payments on the securities per $1,000 Face Amount of securities.

The tables and hypothetical examples below are for illustrative purposes only. The actual returns applicable to a purchaser of the securities will depend on the number of Observation Dates on which a Coupon Barrier Event occurs and whether a Knock-Out Event occurs on the Final Valuation Date. The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the tables and hypothetical examples below may have been rounded for ease of analysis.

We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for the purposes of calculating the payment on the Maturity Date.

Underlying Return of the Laggard Underlying	Payment at Maturity (Excluding Coupon Payment) ($)	Return on the Securities at Maturity (Excluding Coupon Payment) (%)
100.00%	$1,000.00	0.00%
90.00%	$1,000.00	0.00%
80.00%	$1,000.00	0.00%
70.00%	$1,000.00	0.00%
60.00%	$1,000.00	0.00%
50.00%	$1,000.00	0.00%
40.00%	$1,000.00	0.00%
30.00%	$1,000.00	0.00%
20.00%	$1,000.00	0.00%
10.00%	$1,000.00	0.00%
0.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-25.00%	$1,000.00	0.00%
-30.00%	$700.00	-30.00%
-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%

The table and hypothetical examples below illustrate the hypothetical total Coupon payments per $1,000 Face Amount of securities. The tables and hypothetical examples below assume a High Coupon payment of $94.00 (the midpoint of $91.00 and $97.00) if a Coupon Barrier Event has not occurred, and reflect the Low Coupon payment of $40.00 if a Coupon Barrier Event has occurred. The total Coupon payments on the securities will depend on the number of Observation Dates on which a Coupon Barrier Event occurs.

Total Coupon Payments on the Securities

Number of Coupon Barrier Events	Total Coupon Payments per $1,000 Face Amount of Securities
No Coupon Barrier Event occurs on any Observation Date	$470.00
Coupon Barrier Event occurs on 1 Observation Date	$416.00
Coupon Barrier Event occurs on 2 Observation Dates	$362.00
Coupon Barrier Event occurs on 3 Observation Dates	$308.00
Coupon Barrier Event occurs on 4 Observation Dates	$254.00
Coupon Barrier Event occurs on all Observation Dates	$200.00

The following hypothetical examples illustrate how the Payments at Maturity and total Coupon payments on the securities set forth in the tables above are calculated.

Examples of Calculation of Payments on the Securities

Example 1: The Closing Levels of all the Underlyings are greater than their respective Initial Levels on the first, third, fourth and final Observation Dates.  The Closing Level of at least one Underlying is less than its respective Initial Level on the second Observation Date, resulting in a Coupon Barrier Event occurring on one Observation

Date over the term of the securities.  The Final Levels of all the Underlyings are greater than their respective Knock-Out Levels, resulting in an Underlying Return of the Laggard Underlying of 20.00%. Because the Final Levels of all the Underlyings are greater than their respective Knock-Out Levels (75.00% of their respective Initial Levels), a Knock-Out Event does not occur.  As a result, even though the Underlying Return of the Laggard Underlying is 20.00%, the investor will receive on the Maturity Date a cash payment per $1,000 Face Amount of securities equal to the Face Amount (excluding any Coupons).

Because the Closing Levels of all the Underlyings are greater than their respective Initial Levels on the first, third, fourth and final Observation Dates, a Coupon Barrier Event has not occurred with respect to those Observation Dates, and the investor will receive the High Coupon of $94.00 per $1,000 Face Amount of securities on the first, third and fourth Coupon Payment Dates and the Maturity Date.  However, because the Closing Level of at least one Underlying on the second Observation Date is less than its respective Initial Level, a Coupon Barrier Event has occurred with respect to that Observation Date, and the investor will receive the Low Coupon of $40.00 per $1,000 Face Amount of securities on the second Coupon Payment Date.  Accordingly, the investor will receive total Coupon payments equal to $416.00 per $1,000 Face Amount of securities over the five-year term of the securities.

Example 2: The Closing Levels of all the Underlyings are greater than their respective Initial Levels on the first and fourth Observation Dates.  The Closing Level of at least one Underlying is less than its respective Initial Level on the second, third and final Observation Dates, resulting in a Coupon Barrier Event occuring on three Observation Dates over the term of the securities.  The Final Levels of all the Underlyings are greater than their respective Knock-Out Levels, resulting in an Underlying Return of the Laggard Underlying of -10.00%. Because the Final Levels of all the Underlyings are greater than their respective Knock-Out Levels, a Knock-Out Event does not occur.  As a result, even though the Underlying Return of the Laggard Underlying is -10.00%, the investor will receive on the Maturity Date a cash payment per $1,000 Face Amount of securities equal to the Face Amount (excluding any Coupons).

Because the Closing Levels of all the Underlyings are greater than their respective Initial Levels on the first and fourth Observation Dates, a Coupon Barrier Event has not occurred with respect to those Observation Dates, and the investor will receive the High Coupon of $94.00 per $1,000 Face Amount of securities on the first and fourth Coupon Payment Dates.  However, because the Closing Level of at least one Underlying on the second, third and final Observation Dates is less than its respective Initial Level, a Coupon Barrier Event has occurred with respect to those three Observation Dates, and the investor will receive the Low Coupon of $40.00 per $1,000 Face Amount of securities on the second and third Coupon Payment Dates and the Maturity Date.  Accordingly, the investor will receive total Coupon payments equal to $308.00 per $1,000 Face Amount of securities over the five-year term of the securities.

Example 3: The Closing Level of at least one Underlying is less than its respective Initial Level on all Observation Dates, resulting in a Coupon Barrier Event occurring on all five Observation Dates over the term of the securities.  The Final Levels of all the Underlyings are greater than their respective Knock-Out Levels, resulting in an Underlying Return of the Laggard Underlying of -20.00%. Because the Final Levels of all the Underlyings are greater than their respective Knock-Out Levels, a Knock-Out Event does not occur.  As a result, even though the Underlying Return of the Laggard Underlying is -20.00%, the investor will receive on the Maturity Date a cash payment per $1,000 Face Amount of securities equal to the Face Amount (excluding any Coupons).

Because the Closing Level of at least one Underlying is less than its respective Initial Level on all Observation Dates, a Coupon Barrier Event has occurred with respect to all five Observation Dates, and the investor will receive the Low Coupon of $40.00 per $1,000 Face Amount of securities on all Coupon Payment Dates and the Maturity Date.  Accordingly, the investor will receive total Coupon payments equal to $200.00 per $1,000 Face Amount of securities over the term of the securities.

Example 4: The Closing Level of at least one Underlying is less than its respective Initial Level on all Observation Dates, resulting in a Coupon Barrier Event occurring on all five Observation Dates over the term of the securities.  The Final Level of the Laggard Underlying is less than its Knock-Out Level, resulting in an Underlying Return of -50.00%, while the Final Levels of the other Underlyings are greater than their respective Initial Levels.  Because the Final Level of the Laggard Underlying is less than its Knock-Out Level, a Knock-Out Event occurs.  As a result, even though the Final Levels of the other Underlyings are greater than their respective Initial Levels, for each $1,000 Face Amount of securities, the investor loses 1.00% of the Face Amount for every 1.00% by which the Final level of the Laggard Underlying is less than its Initial Level.  The investor will receive on the Maturity Date a cash payment per $1,000 Face Amount of securities equal to $500.00 (excluding Coupon payments), calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)
$1,000 + ($1,000 x -50.00%) = $500.00

Because the Closing Level of at least one Underlying is less than its respective Initial Level on all Observation Dates, a Coupon Barrier Event has occurred with respect to all five Observation Dates, and the investor will receive the Low Coupon of $40.00 per $1,000 Face Amount of securities on all Coupon Payment Dates and the Maturity Date.  Accordingly, the investor will receive total Coupon payments equal to $200.00 per $1,000 Face Amount of securities over the five-year term of the securities.

Example 5:  The Closing Level of at least one Underlying is less than its respective Initial Level on all Observation Dates, resulting in a Coupon Barrier Event occuring on all five Observation Dates over the term of the securities.  The Final Levels of all the Underlyings are less than their respective Knock-Out Levels, resulting in an Underlying Return of the Laggard Underlying of -70.00%. Because the Final Level of the Laggard Underlying is less than its Knock-Out Level, a Knock-Out Event occurs.  As a result, for each $1,000 Face Amount of securities, the investor loses 1.00% of the Face Amount for every 1.00% by which the Final level of the Laggard Underlying is less than its Initial Level.  The investor will receive on the Maturity Date a cash payment per $1,000 Face Amount of securities equal to $300.00 (excluding Coupon payments), calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)
$1,000 + ($1,000 x -70.00%) = $300.00

Because the Closing Level of at least one Underlying is less than its respective Initial Level on all Observation Dates, a Coupon Barrier Event has occurred with respect to all five Observation Dates, and the investor will receive the Low Coupon of $40.00 per $1,000 Face Amount of securities on all Coupon Payment Dates and the Maturity Date.  Accordingly, the investor will receive total Coupon payments equal to $200.00 per $1,000 Face Amount of securities over the five-year term of the securities.

Selected Purchase Considerations

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THE SECURITIES OFFER A VARIABLE COUPON IN EXCHANGE FOR POTENTIAL EXPOSURE TO THE DOWNSIDE RISK OF THE LAGGARD UNDERLYING — The securities will pay a variable Coupon on each annual Coupon Payment Date accrued at a higher or lower Coupon rate depending on whether a Coupon Barrier Event occurs on the corresponding Observation Date. A Coupon Barrier Event occurs if the Closing Level of any Underlying is less than its Initial Level on the applicable Observation Date. If a Coupon Barrier Event has not occurred, for each $1,000 Face Amount of securities, investors will receive on the related Coupon Payment Date the High Coupon of between $91.00 and $97.00 (to be determined on Trade Date), reflecting a Coupon Rate of between 9.10% and 9.70% per annum. If a Coupon Barrier Event has occurred, for each $1,000 Face Amount of securities, investors will receive on the related Coupon Payment Date the Low Coupon of $40.00, reflecting a Coupon rate of 4.00% per annum. These Coupon rates may be higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating  because investors are taking downside risk with respect to the Laggard Underlying if a Knock-Out Event occurs. Investors are also subject to the risk that a Coupon Barrier Event will occur on an Observation Date, resulting in payment of the Low Coupon on the corresponding Coupon Payment Date. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — If the Final Levels of all the Underlyings are greater than or equal to their respective Knock-Out Levels, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Coupon otherwise due on such date. However, if the Final Level of at least one Underlying is less than its Knock-Out Level, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment in the securities (excluding any Coupon payments).

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RETURN LINKED TO THE LEAST PERFORMING OF THE THREE UNDERLYINGS — The return on the securities, which may be positive, zero or negative, is linked to the least performing of the SPDR® S&P MidCap 400® ETF, the Russell 2000® Index and the S&P 500® Index as described herein. If a Knock-Out Event occurs, the payment you receive at maturity will be determined solely by reference to the Laggard Underlying.

SPDR® S&P MidCap 400® ETF

The SPDR® S&P MidCap 400® ETF is an exchange traded fund that seeks to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P MidCap 400® Index. The S&P MidCap 400® Index is intended to provide a benchmark for performance measurement of the medium capitalization segment of the U.S. equity markets. It tracks the stock price movement of 400 companies with mid-sized market capitalizations, primarily ranging from $1 billion to $4.5 billion. This is just a summary of the SPDR® S&P MidCap 400® ETF. For more information on the SPDR® S&P MidCap 400® ETF, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The SPDR® S&P MidCap 400® ETF” in this term sheet.

Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. As of June 2014, business development companies are no longer eligible for inclusion in the Russell 2000® Index. Exchange traded funds and mutual funds are also excluded. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the shares of 500 companies as of a particular time as compared to the aggregate average market value of the shares of 500 similar companies during the base period of the years 1941 through 1943. On March 11, 2014, the sponsor of the S&P 500® Index announced that the sponsor will start including, on a case by case basis, multiple share class lines in the S&P 500® Index. This will result in the S&P 500® Index including more than 500 component shares while continuing to include only 500 component companies. The sponsor expects to revise the S&P 500® Index’s methodology to fully reflect a multiple share class structure by September 2015. This is only a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Dow Jones Indices – The S&P 500® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

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TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.  In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with associated Coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding.  Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your securities. If this treatment is respected, you generally should recognize capital gain or loss on the taxable disposition of your securities (including at maturity), which should be long-term capital gain or loss if you have held the securities for more than one year. However, it is likely that any sales proceeds that are attributable to the next succeeding Coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding Coupon prior to the time it has been fixed will be treated as ordinary income.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in any or all of the Underlyings or in any of the securities composing any or all of the Underlyings. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement and prospectus addendum.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment.  The Payment at Maturity is linked to the performance of the Laggard Underlying.  If the Final Level of any Underlying is less than its Knock-Out Level, a Knock-Out Event will occur. If a Knock-Out Event occurs, you will lose 1.00% of your initial investment for every 1.00% by which the Final Level of the Laggard Underlying is less than its Knock-Out Level. In this circumstance, you will lose a significant portion or all of your investment in the securities (excluding any Coupon payments). Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

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YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS COUPON PAYMENTS REGARDLESS OF ANY INCREASE IN THE LEVELS OR PRICES, AS APPLICABLE, OF THE UNDERLYINGS — The securities will not pay more than the Face Amount, in addition to the Coupon payments, for each $1,000 Face Amount of securities. You will not participate in any increase in the levels or prices, as applicable, of the Underlyings even if the Final Levels of all of the Underlyings are greater than or equal to their respective Initial Levels. The maximum Payment at Maturity will be $1,000 per $1,000 Face Amount of securities (excluding Coupon payments), regardless of any increase in the levels or prices, as applicable, of the Underlyings, which may be significant.

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IF A COUPON BARRIER EVENT OCCURS ON ANY OBSERVATION DATE, YOU WILL RECEIVE THE LOW COUPON (AND NOT THE HIGH COUPON) ON THE CORRESPONDING COUPON PAYMENT DATE — The securities will pay a variable Coupon on each annual Coupon Payment Date accrued at a higher or lower Coupon rate depending on whether a Coupon Barrier Event occurs on the corresponding Observation Date.  A Coupon Barrier Event occurs if the Closing Level of any Underlying is less than its Initial Level on the applicable Observation Date.  If a Coupon Barrier Event has not occurred, for each $1,000 Face Amount of securities, you will receive on the related Coupon Payment Date the High Coupon of between $91.00 and $97.00 (to be determined on the Trade Date), reflecting a Coupon rate of between 9.10% and 9.70% per annum.  If a Coupon Barrier Event has occurred, for each $1,000 Face Amount of securities, you will receive on the related Coupon Payment Date the Low Coupon of $40.00, reflecting a Coupon rate of 4.00% per annum.  If a Coupon Barrier Event occurs on each Observation Date, you will receive payment of the Low Coupon on each Coupon Payment Date.  Generally, non-payment of High Coupons coincides with a greater risk of loss of your investment in the securities, because the Closing Level of the Laggard Underlying is more likely to be lower than its Knock-Out Level.

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IF A KNOCK-OUT EVENT OCCURS, YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE PERFORMANCE OF THE LAGGARD UNDERLYING — If a Knock-Out Event occurs, any payment at maturity will be determined solely by reference to the negative performance of the Laggard Underlying, without taking into consideration the performance of the other Underlyings.

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THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking the credit risk of Deutsche Bank AG will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

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THE SECURITIES MAY BE WRITTEN DOWN, BE CONVERTED OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — On May 15, 2014, the European Parliament and the Council of the European Union published the Bank Recovery and Resolution Directive for establishing a framework for the recovery and resolution of credit institutions and investment firms. The Bank Recovery and Resolution Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive.

Germany has adopted the Recovery and Resolution Act (or SAG), which went into effect on January 1, 2015. SAG may result in the securities being subject to the powers exercised by our competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any payment on the securities; converting the securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; or applying any other resolution measure, including (but not limited to) transferring the securities to another entity, amending the terms and conditions of the securities or cancelling of the securities. Imposition of a Resolution Measure would likely occur if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. You may lose some or all of your investment in the securities if a Resolution Measure becomes applicable to us.

By acquiring the securities, you would have no claim or other right against us arising out of any Resolution Measure, and we would have no obligation to make payments under the securities following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the Indenture or for the purpose of the Trust Indenture Act. Furthermore, because the securities are subject to any Resolution Measure, secondary market trading in the securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the securities, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure.

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THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities.  The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.\

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INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYINGS OR THE SECURITIES COMPOSING THE UNDERLYINGS — The return on your securities may not reflect the return you would have realized if you had directly invested in the Underlyings or the securities composing the Underlyings. For instance, you will not participate in any potential increase in the levels or prices, as applicable, of the Underlyings, which could be significant, even though at maturity you may be exposed to the negative performance of the Laggard Underlying.

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IF THE LEVELS OR PRICES, AS APPLICABLE, OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the levels or prices, as applicable, of the Underlyings. Changes in the levels or prices, as applicable, of the Underlyings may not result in comparable changes in the value of your securities.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities composing the Underlyings or holders of shares of the Fund would have.

•	YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE LEVEL OR PRICE, AS APPLICABLE, OF EACH UNDERLYING — Your return on the securities, including the Coupon payments and Payment at Maturity, is not linked to a basket consisting of the Underlyings. Rather, your return on the securities will be determined solely by reference to each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each of the Underlyings. Poor performance by any of the Underlyings over the term of the securities may negatively affect your return on the securities and will not be offset or mitigated by a positive performance by the other Underlyings.

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THE SECURITIES ARE SUBJECT TO RISKS ASSOCIATED WITH SMALL-CAPITALIZATION OR MID-CAPITALIZATION COMPANIES — The stocks composing the Russell 2000® Index are issued by companies with relatively small market capitalization. Futhermore, the SPDR® S&P MidCap 400® ETF invests in companies that may be considered mid-capitalization companies. Small-capitalization and mid-capitalization companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the Russell 2000® Index and the price of the SPDR® S&P MidCap 400® ETF may be more volatile than the levels of indices and prices of shares of funds that consist of large-capitalization stocks. Stock prices of small-capitalization and mid-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization and mid-capitalization companies may be thinly traded making it difficult to buy and sell them. In addition, small-capitalization and mid-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such small-capitalization and mid-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. These companies may also be more susceptible to adverse developments related to their products or services.

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THE INDICES REFLECT THE PRICE RETURN OF THE STOCKS COMPOSING EACH INDEX, NOT A TOTAL RETURN — The Indices reflect the changes in the market prices of the stocks composing each Index. The Indices are not, however, “total return” indices, which, in addition to reflecting the price returns of their respective component stocks, would also reflect all dividends and other distributions paid on such component stocks.

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THE ANTI-DILUTION PROTECTION IS LIMITED, AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Fund in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

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FLUCTUATION OF NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s portfolio holdings. The price of the shares of the Fund may fluctuate in accordance with changes in its NAV and supply and demand on the applicable stock exchanges. In addition, the price of the shares of the Fund may differ from its NAV per share. The Fund may trade at, above or below its NAV per share.

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ADJUSTMENTS TO THE FUND OR TO THE TRACKED INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — PDR Services LLC (“PDR”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the S&P MidCap 400® Index (the “Tracked Index”). The stocks included in the Tracked Index are selected by S&P Dow Jones Indices LLC (“S&P”). The Tracked Index is calculated and published by S&P. S&P can add, delete or substitute the stocks composing the Tracked Index, which could change the value of the Tracked Index. Pursuant to its investment strategy or otherwise, PDR may add, delete or substitute the component securities held by the Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Fund, which could cause the price of the shares of the Fund to decline.

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THE FUND AND ITS TRACKED INDEX ARE DIFFERENT — The performance of the Fund may not exactly replicate the performance of its Tracked Index because the Fund will reflect transaction costs and fees that are not included in the calculation of the Tracked Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Tracked Index due to the temporary unavailability of certain securities in the secondary market or due to other circumstances. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Tracked Index.

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THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE FUND OR BY ISSUERS OF THE COMPONENT SECURITIES HELD BY THE FUND — We are not affiliated with the Fund or the issuers of the component securities held by the Fund or underlying the Tracked Index (such stocks, “Underlying Stocks”; the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we and our affiliates may currently or from time to time in the future engage in business with many of the Underlying Stock Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Stock Issuers, and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any of the information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Fund nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your securities. Neither the Fund nor any of the Underlying Stock Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might adversely affect the value of your securities.

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PAST PERFORMANCE OF THE UNDERLYINGS, THE TRACKED INDEX OR THE SECURITIES COMPOSING THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings, the Tracked Index or the securities composing the Underlyings over the term of the securities may bear little relation to the historical closing levels or prices, as applicable, of the Underlyings, the Tracked Index or the securities composing the Underlyings, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Underlyings, the Tracked Index or the securities composing the Underlyings.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this term sheet is based on the full Face Amount of your securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities.  We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the levels or prices, as applicable, of the Underlyings have increased since the Trade Date.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the levels and prices, as applicable, of the Underlyings will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	whether Coupon Barrier Event(s) has occurred;

•	the expected volatility of the Underlyings;

•	the time remaining to maturity of the securities;

•	the market prices and dividend rates of the shares of the Fund and the securities composing the Underlyings;

•	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

•	interest rates and yields in the market generally and in the markets of the shares of the Fund and the securities composing the Underlyings;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlyings, the Tracked Index or markets generally;

•	the composition of the Underlyings;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Underlyings on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the levels or prices, as applicable, of the Underlyings and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. Introducing competing products into the marketplace in this manner could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because Deutsche Bank Securities Inc. (“DBSI”) or one of its affiliates is expected  to conduct trading and hedging activities for us in connection with the securities, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the securities to you. You should be aware that the potential to earn a profit in connection with hedging activities may create an incentive for DBSI to sell the securities to you in addition to any compensation they would receive for the sale of the securities.

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WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVELS OR PRICES, AS APPLICABLE, OF THE UNDERLYINGS OR THE VALUE OF THE SECURITIES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlyings.

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POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Share Adjustment Factor and will be responsible for determining whether a Coupon Barrier Event, a Knock-Out Event and/or a market disruption event has occurred. Any determination by the calculation agent could adversely affect the return on the securities.

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THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated Coupons, as described above under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE SPDR® S&P MIDCAP 400® ETF

General

We have derived all information relating to the SPDR® S&P MidCap 400® ETF, including, without limitation, its make-up, performance, method of calculation and changes in its components from publicly available sources. The SPDR® S&P MidCap 400® ETF is a unit investment trust registered under the Investment Company Act of 1940 that is designed to generally correspond, before expenses, to the price and yield performance of the S&P MidCap 400® Index. The SPDR® S&P MidCap 400® ETF is organized under New York law and is governed by a trust agreement between The Bank of New York Mellon, formerly The Bank of New York, as trustee (the “Trustee”), and PDR Services LLC, as sponsor. The SPDR® S&P MidCap 400® ETF was created to provide investors with the opportunity to purchase a Unit representing a proportionate undivided ownership interest in a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, which comprise the S&P MidCap® 400 Index. The SPDR® S&P MidCap 400® ETF is listed on the NYSE Arca under the ticker symbol “MDY.” Information regarding the SPDR® S&P MidCap 400® ETF can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission (SEC File No. 033−89088) or through the SEC’s website at www.sec.gov. None of such publicly available information is incorporated by reference into this term sheet and we have not participated in the preparation of, or independently verified, such information.

Investments of the SPDR® S&P MidCap 400® ETF

The SPDR® S&P MidCap 400® ETF holds common stocks (the “Portfolio”) and cash and is not actively “managed” by traditional methods, which typically involve effecting changes in the Portfolio on the basis of judgments made relating to economic, financial and market considerations. The SPDR® S&P MidCap 400® ETF pursues an indexing strategy of “replication” in attempting to approximate the performance of the S&P MidCap 400® Index. At any time, the SPDR® S&P MidCap 400® ETF will consist of as many underlying index component stocks as practicable. It is anticipated that cash will not constitute a substantial portion of the net assets of the SPDR® S&P MidCap 400® ETF. To maintain the correspondence between the composition and weightings of the Portfolio and component stocks of the S&P MidCap 400® Index, the Trustee adjusts the Portfolio from time to time to conform to periodic changes in the identity and/or relative weightings of the component stocks of the S&P MidCap 400® Index. The Trustee aggregates certain of these adjustments and makes changes to the Portfolio at least monthly or more frequently in the case of significant changes to the S&P MidCap 400® Index.

The S&P MidCap® 400 Index

The S&P MidCap 400® Index is intended to provide a benchmark for performance measurement of the medium capitalization segment of the U.S. equity markets. It tracks the stock price movement of 400 companies with mid-sized market capitalizations, primarily ranging from $1 billion to $4.5 billion. This is only a summary of the S&P MidCap 400® Index. For more information on the S&P MidCap 400® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices — The S&P MidCap 400® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

Historical Information

The following graphs set forth the historical performances of the SPDR® S&P MidCap 400® ETF, the Russell 2000® Index and the S&P 500® Index based on their daily closing levels or prices, as applicable, from March 12, 2010 through March 12, 2015. The closing price of the SPDR® S&P MidCap 400® ETF on March 12, 2015 was $273.22. The closing level of the Russell 2000® Index on March 12, 2015 was 1,236.641. The closing level of the S&P 500® Index on March 12, 2015 was 2,065.95. The graphs below show hypothetical Knock-Out Levels equal to 75.00% of (i) with respect to the SPDR® S&P MidCap 400® ETF, $273.22, which was the closing price of the SPDR® S&P MidCap 400® ETF on March 12, 2015 (ii) with respect to the Russell 2000® Index, 1,236.641, which was the closing level of the Russell 2000® Index on March 12, 2015 and (iii) with respect to the S&P 500® Index, 2,065.95, which was the closing level of the S&P 500® Index on March 12, 2015. We obtained the historical closing prices and levels below from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The historical closing prices and levels of the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the Closing Levels of the Underlyings on the Observation Dates and the Final Levels of the Underlyings on the Final Valuation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.